UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________________________________________________________
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 25, 2014

Alliant Techsystems Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-10582	41-1672694
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 Wilson Boulevard, Suite 400 Arlington, Virginia	22209-2307
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 412-5960

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)    On February 25, 2014, the Board of Directors (the “Board”) of Alliant Techsystems Inc. (“ATK”) elected Michael Callahan to the Board effective March 1, 2014 and, in conjunction with Mr. Callahan’s election, increased the size of ATK’s Board from eight to nine members.  Since 2008, Mr. Callahan has been the President and Chief Executive Officer of Aspen Partners, a Utah-based consultant to the outdoor sporting industry. From 1990 until his retirement in 2008, Mr. Callahan served in various merchandising, marketing, management and senior executive positions with Cabela’s, Inc., most recently as Senior Vice President Business Development & International Operations. Prior to joining Cabela’s, Mr. Callahan spent 15 years working in the outdoor recreation industry.
The Board’s Nominating and Governance Committee recommended Mr. Callahan’s election to the Board.  The Board also appointed Mr. Callahan to the Audit Committee, having determined that he meets the New York Stock Exchange’s financial literacy and experience requirements for serving on that committee.
The Board has determined that Mr. Callahan is an independent director under the New York Stock Exchange Corporate Governance Standards and that he meets the Securities and Exchange Commission’s independence requirements for service on the Audit Committee.  There was no arrangement or understanding between Mr. Callahan and any other persons pursuant to which Mr. Callahan was selected as a director. As of the date of this Current Report on Form 8-K, neither Mr. Callahan nor any of his immediate family members is a party, either directly or indirectly, to any transactions that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K.
Mr. Callahan will have the same compensation and indemnification arrangements as the other non-employee directors who serve on ATK’s Board, which have previously been described in ATK’s filings with the Securities and Exchange Commission.
A copy of the press release announcing Mr. Callahan’s election is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description
99.1	Press release issued by ATK on March 3, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANT TECHSYSTEMS INC.

	By:	/s/ Scott D. Chaplin
	Name:	Scott. D Chaplin
	Title:	Senior Vice President, General Counsel and Secretary

Date: March 3, 2014